PRESS RELEASE

Synthesis Energy Systems, Inc. Announces Financial Results for the

Third Quarter of Fiscal 2013

HOUSTON, May 7, 2013 -- Synthesis Energy Systems, Inc. (Nasdaq: SYMX), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, today announced financial and operating results for the third quarter of fiscal 2013, ended March 31, 2013.

“During our third fiscal quarter and to-date, good progress has been made advancing the commissioning and start-up of the Yima Joint Venture plant in China,” stated Robert Rigdon, President and CEO. “In addition, we have made good progress toward developing business verticals where we can deploy our technology, equipment and services via a capital-lite approach into markets such as power, steel and renewables. We are pleased to have announced this quarter our collaboration with GE to jointly market a small scale power plant for distributed power applications. We are also excited about our new project development opportunity in China via our collaboration with Henghe Energy Development Co. which intends to utilize our technology for a large scale SNG project in Jiangxi Province, China.”

Third Quarter 2013 Financial Results (Unaudited)

Total revenue for the three months ended March 31, 2013 was $303,000 versus $100,000 for the three months ended March 31, 2012. These revenues were comprised entirely of technology licensing and related services including product and feasibility studies.

The operating loss for the third quarter of fiscal 2013 was $5.1 million versus an operating loss of $4.8 million for the third quarter of fiscal 2012. The increase in operating loss was primarily due to an increase in stock-based compensation expenses resulting from stock and warrants issued to Crystal Vision Energy, offset, in part, by a decrease in general and administrative expenses.

The net loss attributable to stockholders for the third quarter of fiscal 2013 was $5.4 million, or $(0.09) per share, versus a loss of $5.4 million, or $(0.11) per share, for the prior year's third fiscal quarter.

At March 31, 2013, the Company had cash and cash equivalents of $18.5 million and working capital of $11.7 million.

Corporate Highlights

•	The Yima Joint Venture plant in Henan Province, China, continued to make progress toward full-scale operation with the start-up of the third and final gasification train. Commercial sales of methanol are expected to begin this summer.

•	SES and GE Packaged Power, Inc. agreed to jointly market SES gasification and GE Aeroderivative gas turbine technologies for small scale power generation. The application marketing agreement will focus on regions of the world where the conversion of low cost feedstock sources such as lignite and coal wastes into synthesis gas fuel via SES' technology may be advantaged over conventional gas turbine fuel sources such as natural gas and fuel oil.

•	SES’ gasification technology was selected by Hainan Dongfang Henghe Energy Development Company Ltd. for its large scale, 10 billion RMB coal waste to synthetic natural gas project in Jiangxi Province, China. SES and Henghe entered into a period of exclusivity for completing licensing negotiations while project approvals are obtained.

•	SES entered into an exclusive marketing and engineering agreement with Simon India Limited to exclusively market SES' gasification technology for projects in India.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the second quarter of fiscal 2013 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600.

An archived version of the webcast will be available on the Company’s website through June 7, 2013. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call and will be available through June 7, 2013. Domestic callers can access the telephonic replay by dialling (877) 344-7529. International callers should dial (412) 317-0088. The PIN access code for the live call and the replay is 10028495#.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to effect the proposed ZJX/China Energy transaction based on its ongoing discussions with ZJX and China Energy, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives and its relationship with Crystal Vision Energy, as well as its joint venture with Midas Resource Partners, and its ability to develop its marketing arrangement with GE and its other business verticals for power, steel and renewables. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

713-579-0600

Kevin.Kelly@synthesisenergy.com

Matthew D. Haines

Managing Director

MBS Value Partners

212-710-9686

Matt.haines@mbsvalue.com

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TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenue:
Product sales and other — related parties	$—	$—	$—	$2,121
Technology licensing and related services	303	100	387	571
Other	—	—	—	86
Total revenue	303	100	387	2,778

Costs and Expenses:
Costs of sales and plant operating expenses	275	246	538	4,330
General and administrative expenses	3,331	3,702	9,552	9,901
Stock-based compensation expense	1,195	348	1,467	707
Depreciation and amortization	576	622	1,722	1,903

Total costs and expenses	5,377	4,918	13,279	16,841

Operating loss	(5,074)	(4,818)	(12,892)	(14,063)

Non-operating (income) expense:
Equity in losses of joint ventures	242	410	1,159	1,244
Foreign currency (gains) losses	22	(2)	(26)	(617)
Interest income	(12)	(15)	(41)	(78)
Interest expense	74	140	249	466

Net loss	(5,400)	(5,351)	(14,233)	(15,078)
Less: net (income) loss attributable to noncontrolling interests	20	(9)	(32)	132
Net loss attributable to stockholders	$(5,380)	$(5,360)	$(14,265)	$(14,946)

Net loss per share:
Basic and diluted	$(0.09)	$(0.11)	$(0.24)	$(0.29)

Weighted average common shares outstanding:
Basic and diluted	63,007	50,864	59,080	50,861

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2013	June 30, 2012
ASSETS

Current assets:
Cash and cash equivalents	$18,462	$18,035
Accounts receivable	72	316
Prepaid expenses and other currents assets	2,457	2,015
Inventory	23	23
Total current assets	21,014	20,389
Property, plant and equipment, net	32,683	33,942
Intangible assets, net	1,068	1,126
Investment in Yima joint ventures	33,043	33,340
Other long-term assets	3,823	4,050
Total assets	$91,631	$92,847

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$6,935	$8,080
Current portion of long-term bank loan	2,393	2,435
Total current liabilities	9,328	10,515
Long-term bank loan	—	2,372
Total liabilities	9,328	12,887

Equity:
Stockholders’ Common stock, $0.01 par value: 200,000 shares authorized: 63,420 and 52,022 shares issued and outstanding, respectively	634	520
Additional paid-in capital	223,479	207,345
Deficit accumulated during development stage	(146,073)	(131,808)
Accumulated other comprehensive income	5,128	4,802
Total stockholders’ equity	83,168	80,859
Noncontrolling interests in subsidiaries	(865)	(899)
Total equity	82,303	79,960
Total liabilities and equity	$91,631	$92,847

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